Exhibit 2.1

GORDON SILVER

GERALD M. GORDON, ESQ., Nevada Bar No. 229

E-mail:  ggordon@gordonsilver.com

THOMAS H. FELL, ESQ., Nevada Bar No. 3717

E-mail:  tfell@gordonsilver.com

3960 Howard Hughes Pkwy., 9th Floor

Las Vegas, Nevada 89169

Telephone (702) 796-5555

Facsimile (702) 369-2666

Attorneys for Joint Debtors

E-Filed

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEVADA

In re:

ZANTE, INC.

☐  Affects this Debtor.

☒  Affects all Debtors.

☐  Affects THE SANDS REGENT

☐  Affects PLANTATION INVESTMENTS, INC.

☐  Affects LAST CHANCE, INC.

☐  Affects DAYTON GAMING, INC.

☐  Affects CALIFORNIA PROSPECTORS, LTD.

☐  Affects HERBST GAMING, INC.

☐  Affects FLAMINGO PARADISE GAMING, LLC

☐  Affects E-T-T, INC.

☐  Affects MARKET GAMING, INC.

☐  Affects THE PRIMADONNA COMPANY, LLC

☐  Affects HGI LAKESIDE, INC.

☐  Affects HGI ST. JO, INC.

☐  Affects HGI MARK TWAIN, INC.

☐  Affects CARDIVAN COMPANY

☐  Affects CORRAL COIN, INC.

☐  Affects CORRAL COUNTRY COIN, INC.

☐  Affects E-T-T ENTERPRISES, LLC

Case No.:  BK-N-09-50746-GWZ; Chapter 11

Jointly Administered with:

09-50747         The Sands Regent

09-50748         Plantation Investments, Inc.

09-50749         Last Chance, Inc.

09-50751         Dayton Gaming, Inc.

09-50750         California Prospectors, Ltd.

09-50752         Herbst Gaming, Inc.

09-50753         Flamingo Paradise Gaming, LLC

09-50754         E-T-T, Inc.

09-50755         Market Gaming, Inc.

09-50756         The Primadonna Company, LLC

09-50757         HGI Lakeside, Inc.

09-50758         HGI St. Jo, Inc.

09-50759         HGI Mark Twain, Inc.

09-50760         Cardivan Company

09-50761         Corral Coin, Inc.

09-50762         Corral Country Coin, Inc.

09-50763         E-T-T Enterprises, LLC

Date:

Time:

DEBTORS’ JOINT PLAN OF REORGANIZATION

Gordon Silver
Attorneys At Law
Ninth Floor
3960 Howard Hughes Pkwy
Las Vegas, Nevada 89169
(702) 796-5555

i

1.1.42	Debtors	5
1.1.43	Disbursing Agent	5
1.1.44	Disclosure Statement	5
1.1.45	Disputed Claim or Disputed Equity Interest	5
1.1.46	Disputed Claim Reserve	6
1.1.47	Distribution	6
1.1.48	D&O Liability Insurance Policy or Policies	6
1.1.49	Effective Date	6
1.1.50	Equity Interest	6
1.1.51	Estate	6
1.1.52	Executory Contract	6
1.1.53	Federal Judgment Rate	6
1.1.54	Final Order	6
1.1.55	Gaming Authorities	7
1.1.56	General Unsecured Claim	7
1.1.57	Governmental and Regulatory Authority	7
1.1.58	Guarantor Debtors	7
1.1.59	Herbst Gaming Equity Interest Holders	7
1.1.60	Holder	7
1.1.61	Impaired	7
1.1.62	IRS	7
1.1.63	Indentures	7
1.1.64	Insider	7
1.1.65	Intercompany Claims	7
1.1.66	Intercompany Interests	7
1.1.67	Lien	7
1.1.68	Litigation Claims	8
1.1.69	Lockup Agreement	8
1.1.70	Nevada Secretary	8
1.1.71	Other Priority Claims	8
1.1.72	Other Secured Claims	8
1.1.73	Person	8
1.1.74	Petition Date	8
1.1.75	Plan	8
1.1.76	Plan Supplement	8
1.1.77	Priority Tax Claim	8
1.1.78	Pro Rata	8
1.1.79	Professional Fees	8
1.1.80	Record Date	9
1.1.81	Releasing Parties	9
1.1.82	Reorganized Debtor(s)	9
1.1.83	Reorganized Herbst Gaming	9
1.1.84	Reorganized Herbst Gaming New Common Equity	9
1.1.85	Reorganized Herbst Gaming Organizational Documents	9
1.1.86	Reorganized Herbst Gaming Senior Credit Facility	9
1.1.87	Reorganized Herbst Gaming Senior Loan	9
1.1.88	Requisite Majority	9
1.1.89	Schedules	10

	1.1.90	Section 726(a)(4) Claims	10
	1.1.91	Secured Claim	10
	1.1.92	Secured Tax Claims	10
	1.1.93	Senior Credit Facility	10
	1.1.94	Senior Credit Facility gent	10
	1.1.95	Senior Credit Facility Claims	10
	1.1.96	Senior Credit Facility Gift	10
	1.1.97	Senior Subordinated Notes	10
	1.1.98	Senior Subordinated Note Claims	10
	1.1.99	Slot Route Business	10
	1.1.100	Slot Route Debtor(s)	11
	1.1.101	Slot Route Contracts	11
	1.1.102	Statutory Committee	11
	1.1.103	Substantial Consummation Date	11
	1.1.104	Taxes	11
	1.1.105	Third Party Releases	11
	1.1.106	Unexpired Lease	11
	1.1.107	Unimpaired	11
	1.2	Exhibits and Plan Schedules	11
	1.3	Rules of Interpretation	12

2.	TREATMENT OF UNCLASSIFIED CLAIMS		12

	2.1	General	12
	2.2	Treatment of Administrative Claims	12
	2.3	Generally	12
	2.3.1	Requests for Payment	12
	2.3.2	Allowed Priority Tax Claims	13

3.	DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS		13

	3.1	Summary of Classification	13
	3.2	Specific Classification	14
	3.2.1	Class 1: Other Priority Claims	14
	3.2.2	Class 2: Other Secured Claims	14
	3.2.3	Class 3: Senior Credit Facility Claims	14
	3.2.4	Class 4: General Unsecured Claims	14
	3.2.5	Class 5: Senior Subordinated Note Claims	14
	3.2.6	Class 6: Section 726(a)(4) Claims	14
	3.2.7	Class 7: Intercompany Claims	14
	3.2.8	Class 8: Equity Interests in Herbst Gaming	14
	3.2.9	Class 9: Intercompany Interests	14

4.	DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN		14

	4.1	Class 1 - Other Priority Claims	14
	4.2	Class 2 - Other Secured Claims	15
	4.3	Class 4 - General Unsecured Claims	15

	4.4	Class 7 - Intercompany Claims	15
	4.5	Class 9 - Intercompany Interests	16
	4.6	Interest	16

5.	DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED BY THIS PLAN		16

	5.1	Class 3 - Senior Credit Facility Claims	16
	5.2	Class 5 - Senior Subordinated Note Claims	16
	5.3	Class 6 - Section 726(a)(4) Claims	16
	5.4	Class 8 - Equity Interests in Herbst Gaming	16

6.	MEANS FOR IMPLEMENTATION OF PLAN		17

	6.1	Reorganized Herbst Gaming	17
	6.2	Additional Plan Provisions for Reorganized Herbst Gaming	17
	6.3	Reorganized Herbst Gaming Senior Credit Facility	17
	6.4	ETT Enterprises and Corral Country	17
	6.5	Reorganized Debtors	17
	6.6	Effectuation of Plan Provisions	17
	6.7	Herbst Gaming	17
	6.8	Post-Effective Date Management and Operations	17
	6.9	Post-Confirmation Adequate Protection Payments	18
	6.10	Notice of Effectiveness	18
	6.11	No Corporate or Limited Liability Company Action Required	18
	6.12	Effectuation of Transactions	18
	6.13	Debtors’ Organizational Documents	19
	6.14	Filing with Nevada Secretary	19

7.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES		19

	7.1	Executory Contracts	19
	7.2	Approval of Assumption or Rejection	20
	7.3	Cure of Defaults	20
	7.4	Post-Petition Date Contracts and Leases	21
	7.5	Bar Date	21

8.	MANNER OF DISTRIBUTION OF PROPERTY UNDER THIS PLAN		21

	8.1	Distributions	21
	8.2	No Recourse	21
	8.3	Reserves	22
	8.4	Statements	22
	8.5	Further Authorization	22

9.	CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE		22

	9.1	Conditions to Confirmation	22
	9.2	Conditions to Effectiveness	22

	9.3	Conditions to Substantial Consummation	23
	9.4	Waiver of Conditions	23

10.	TITLE TO PROPERTY; DISCHARGE; INJUNCTION		23

	10.1	Vesting of Assets	23
	10.2	Preservation of Litigation Claims	23
	10.3	Settlement of Litigation Claims	23
	10.4	Discharge	24
	10.5	Compromise and Settlement	24
	10.6	Debtors’ Releases	24
	10.7	Third Party Release	25
	10.8	Injunction	25
	10.9	Exculpation	26
	10.10	Director and Officer Liability Insurance	26
	10.11	Indemnification	26

11.	RETENTION OF JURISDICTION		27

	11.1	Jurisdiction	27

12.	MODIFICATION AND AMENDMENT OF PLAN		28

	12.1	Modification and Amendment	28

13.	MISCELLANEOUS		29

	13.1	Filing of Objections to Claims or Equity Interests	29
	13.2	Resolution of Objections After Effective Date; Distributions	29
	13.3	Effectuating Documents; Further Transactions; Timing	29
	13.4	Exemption from Transfer Taxes	30
	13.5	Revocation or Withdrawal of this Plan	30
	13.6	Binding Effect	30
	13.7	Governing Law	30
	13.8	Modification of Payment Terms	31
	13.9	Allocation of Plan Distributions Between Principal and Interest	31
	13.10	Means of Cash Payment	31
	13.11	Providing for Claims Payments	31
	13.12	Set Offs	32
	13.13	Notices	32
	13.14	Statutory Committee	32
	13.15	Severability	33
	13.16	Withholding and Reporting Requirements	33
	13.17	Post Confirmation Reporting	33
	13.18	No Strict Construction	33
	13.19	Cramdown	33
	13.20	Quarterly Fees to the United States Trustee	34

v

Zante, Inc. (“Zante”), The Sands Regent (“The Sands”), Plantation Investments, Inc. (“Plantation”), Last Chance, Inc. (“Last Chance”), Dayton Gaming, Inc. (“Dayton”), California Prospectors, Ltd. (“Prospectors”), Herbst Gaming, Inc. (“Herbst Gaming”), Flamingo Paradise Gaming, LLC (“Flamingo”), E-T-T, Inc. (“ETT”), Market Gaming, Inc. (“Market Gaming”), The Primadonna Company, LLC.  (“Primadonna”), HGI Lakeside, Inc. (“Lakeside”), HGI St. Jo, Inc. (“St. Jo”), HGI Mark Twain, Inc. (“Mark Twain”), Cardivan Company (“Cardivan”), Corral Coin, Inc. (“Corral Coin”), Corral Country Coin, Inc. (“Corral Country”), and E-T-T Enterprises, LLC (“ETT Enterprises” and together with Zante, The Sands, Plantation, Last Chance, Dayton, Prospectors, Herbst Gaming, Flamingo, ETT, Market Gaming, Primadonna, Lakeside, St. Jo, Mark Twain, Cardivan, Corral Coin, and Corral Country, “Debtors”), Debtors and Debtors-in-possession, propose this Plan of Reorganization (“Plan”) for the resolution of Debtors’ outstanding Claims and Equity Interests (as these terms are defined herein).  All Creditors, Equity Interest Holders (as both terms are defined herein) and other parties-in-interest should refer to the Disclosure Statement (as this term is defined herein) for a discussion of Debtors’ history, assets, historical financial data, and for a summary and analysis of this Plan and certain related matters.

All Holders of Claims against and Equity Interests in Debtors are encouraged to read this Plan, the Disclosure Statement and the related solicitation materials in their entirety before voting to accept or reject this Plan.  Holders of Senior Subordinated Note Claims and Equity Interests in Herbst Gaming are deemed to have rejected this Plan.

Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in Article 12 to this Plan, Debtors expressly reserve the right to alter, amend, strike, withdraw or modify this Plan one or more times before the Substantial Consummation Date.

1.                                      DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

1.1                               Definitions.  For purposes of this Plan, and except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article 1.  Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, in that order of priority.  Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

1.1.1                     7.000% Senior Subordinated Notes.  The 7.000% Senior Subordinated Notes due November 1, 2014, issued by Herbst Gaming pursuant to the 7.000% Indenture and guaranteed by the Guarantor Debtors dated November 22, 2004.

1.1.2                     7.000% Senior Subordinated Note Claims.  All Claims arising under, or in any way related to, the 7.000% Senior Subordinated Notes.

1.1.3                     7.000% Indenture.  The Indenture, dated as of November 22, 2004, among Herbst Gaming, the Guarantor Debtors and HSBC Bank, National Association, as successor trustee.

1.1.4                     8.125% Senior Subordinated Notes.  The 8.125% Senior Subordinated Notes due June 1, 2012, issued by Herbst Gaming pursuant to the 8.125% Indenture and guaranteed by the Guarantor Debtors dated June 11, 2004.

1.1.5                     8.125% Senior Subordinated Note Claims.  All Claims arising under, or in any way related to, the 8.125% Senior Subordinated Notes.

1.1.6                     8.125% Indenture.  The Indenture, dated as of June 11, 2004, among Herbst Gaming, the Guarantors and HSBC Bank, National Association, as successor trustee.

1.1.7                     Administrative Claim.  A Claim for any cost or expense of administration of the Estates allowed under Sections 503 (b), 507(b), 546(c)(2) and 1114(e)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(l) of the Bankruptcy Code, including, but not limited to:  (i) any fees payable pursuant to Section 1930 of Title 28 of the United States Code; (ii) any actual and necessary costs and expenses, including Taxes, incurred on or after the Petition Date of preserving the respective Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases; (iii) the value of any goods received by Debtors within 20 days before the Petition Date in which the goods have been sold to Debtors in the ordinary course of their business; and (iv) all Professional Fees approved by the Bankruptcy Court pursuant to interim and final allowances.  To the extent that a Claim is allowed as an Administrative Claim pursuant to Section 365(d)(3) and (d)(5) of the Bankruptcy Code, such Claim shall also be deemed an “Administrative Claim” under this paragraph.

1.1.8                     Administrative Claim Bar Date.  The end of the first Business Day occurring on or after the forty-fifth (45th) day after the Effective Date.

1.1.9                     Affiliate.  This term has the meaning set forth in Section 101(2) of the Bankruptcy Code.

1.1.10              Allowed Administrative Claim.  An Administrative Claim:  (i) as to which no objection has been filed or, if an objection has been filed, has been resolved by the allowance of such Administrative Claim by a Final Order of the Bankruptcy Court; or (ii) which requires payment in the ordinary course and as to which there is no Final Order of the Bankruptcy Court in effect which prohibits any such payment.

1.1.11              Allowed Claim.  A Claim or any portion thereof that is not a Disputed Claim:  (i) that is allowed pursuant (w) to this Plan or Final Order of the Bankruptcy Court (x) to any stipulation executed prior to the Confirmation Date and approved by the Bankruptcy Court, (y) to any stipulation with Debtors or the Reorganized Debtors executed on or after the Confirmation Date and approved by the Bankruptcy Court or (z) to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (ii) proof of which, requests for payment of which, or application for allowance of which, was filed or deemed to be filed on or before the Bar Date, as the case may be, for filing proofs of Claim or requests for payment of Claims of such type against the Debtors; or (iii) if no proof of Claim is filed, which has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; and in the case of (ii) or (iii) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or the Bankruptcy Court has entered a

Final Order Allowing all or a portion of such Claim.  Notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” Debtors do not waive their rights to contest the amount and validity of any disputed, contingent or unliquidated Claim in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

1.1.12              Allowed Equity Interest.  An Equity Interest that is allowed:  (i) pursuant to this Plan; (ii) in any stipulation executed prior to the Confirmation Date and approved by the Bankruptcy Court; (iii) in any stipulation with Debtors or the Reorganized Debtors executed on or after the Confirmation Date and approved by the Bankruptcy Court; or (iv) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith.

1.1.13              Assets.  All of the assets, property, interests, including equity interests, and effects, Cash, receivables, real and personal, tangible and intangible, wherever situated, of Debtors, as they exist on the Effective Date.

1.1.14              Assumption Schedule.  As defined in Section 7.3 of this Plan.

1.1.15              Avoidance Actions.  All avoidance, recovery, subordination and other similar actions preserved for the Estate under the Bankruptcy Code, including but not limited to those set forth in Sections 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code regardless of whether or not such action has been commenced prior to the Effective Date.

1.1.16              Bankruptcy Code.  The Bankruptcy Reform Act of 1978, Title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended, 11 U.S.C. §§ 101 et seq.

1.1.17              Bankruptcy Court.  The United States Bankruptcy Court for the District of Nevada, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under Section 157 of title 28 of the United States Code and/or the General Order of the District Court pursuant to Section 151 of title 28 of the United States Code, the United States District Court for the District of Nevada.

1.1.18              Bankruptcy Rules.  The Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court.

1.1.19              Bar Date.  The date or dates established by this Plan, order of the Bankruptcy Court or the Bankruptcy Code or Bankruptcy Rules for the filing of proofs of Claim for all Creditors.

1.1.20              Business Day.  Any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.1.21              Cash.  The legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, wire transfers and other cash equivalents.

1.1.22              Casino Business.  The ownership and operation of casinos in Nevada, Iowa and Missouri by the Casino Debtors.

1.1.23              Casino Business Restructuring.  The restructuring of the Casino Business to be approved by the Bankruptcy Court pursuant to motion and concluded upon approval of Nevada Gaming Authorities which will effectuate the transfer from ETT and Market Gaming of all of their respective assets that relate to the Casino Business to Flamingo.

1.1.24              Casino Debtors.  Each of Zante, The Sands, Plantation, Last Chance, Dayton, Prospectors, Flamingo, Primadonna, Lakeside, St. Jo, and Mark Twain.

1.1.25              Causes of Action.  All actions, causes of action, Litigation Claims, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, up to and through the Substantial Consummation Date.

1.1.26              Chapter 11 Cases.  (a) When used with reference to a particular Debtor, the chapter 11 case for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases for all of Debtors.

1.1.27              Claim.  Any right to payment from a Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured arising at any time before the Substantial Consummation Date or relating to any event that occurred before the Substantial Consummation Date; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

1.1.28              Class.  A category of Holders of Claims or Equity Interests as classified in this Plan.

1.1.29              Company.  Collectively, all the Debtors in these Chapter 11 Cases.

1.1.30              Computation of Time.  In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.1.31              Confirmation.  The entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified having been satisfied or waived.

1.1.32              Confirmation Date.  The date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

1.1.33              Confirmation Hearing.  The duly noticed initial hearing held by the Bankruptcy Court to confirm this Plan pursuant to Section 1128 of the Bankruptcy Code, and any subsequent hearing held by the Bankruptcy Court from time to time to which the initial hearing is adjourned without further notice other than the announcement of the adjourned dates at the Confirmation Hearing.

1.1.34              Confirmation Order.  The order of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

1.1.35              Consenting Lenders.  Each of the Holders of Class 3 Senior Credit Facility Claims which are parties to the Lockup Agreement.

1.1.36              Consummation.  The occurrence of the Substantial Consummation Date.

1.1.37              Contingent Claim.  A Claim which is contingent, unmatured or unliquidated on or immediately before the Confirmation Date.

1.1.38              COO/Gaming.  David Ross or a successor COO/Gaming of Herbst Gaming, who, subject to all applicable Gaming Authorities’ approvals, commenced employment during the Chapter 11 Cases and will be reasonably acceptable to Herbst Gaming’s board of directors and employed by Herbst Gaming (as a member of the office of the CEO and reporting to Herbst Gaming’s board of directors), until the Substantial Consummation Date.

1.1.39              Creditor.  Any Holder of a Claim, whether or not such Claim is an Allowed Claim.

1.1.40              Cure.  The distribution on the Effective Date or as soon thereafter as practicable of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an Executory Contract or Unexpired Lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, due under such Executory Contract or Unexpired Lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

1.1.41              Debtor Releasees.  As defined in Section 10.6 of this Plan.

1.1.42              Debtors.  Each of Herbst Gaming and the Guarantor Debtors in their respective capacity as debtors and debtors-in-possession.

1.1.43              Disbursing Agent.  The Reorganized Debtors or any party designated by the Reorganized Debtors to serve as disbursing agent under this Plan.

1.1.44              Disclosure Statement.  The disclosure statement for this Plan, as amended, supplemented or modified from time to time, describing this Plan that is prepared and distributed in accordance with, among others, Sections 1125, 1126(b) and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.

1.1.45              Disputed Claim or Disputed Equity Interest.  A Claim or Equity Interest or any portion thereof which is:  (i) subject to timely objection interposed by a Debtor, Reorganized Debtor, or any party-in-interest entitled to file and prosecute such objection in a

Debtor’s Chapter 11 Case, if at such time such objection remains unresolved; (ii) a Claim that is listed by a Debtor as disputed, unliquidated or contingent in the Schedules; or (iii) if no objection has been timely filed, a Claim which has been asserted in a timely filed proof of Claim in an amount greater than or in a Class different than that listed by a Debtor in the Schedules as liquidated in amount and not disputed or contingent; provided, however, that the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code.  The term “Disputed”, when used to modify a reference in this Plan to any Claim or Class of Claims or Equity Interest, shall mean a Claim or Equity Interest (or any Claim or Equity Interest in such Class) that is a Disputed Claim or Disputed Equity Interest.  In the event there is a dispute as to classification or priority of a Claim or Equity Interest, it shall be considered a Disputed Claim or Disputed Equity Interest in its entirety.  Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed Claim for purposes related to allocations and distributions under this Plan.

1.1.46              Disputed Claim Reserve.  A reserve established to hold in one or more accounts Cash or other Assets equal to the aggregate amount thereof that would have been distributed on a Distribution date on account of a Disputed Claim.

1.1.47              Distribution.  Any distribution by Debtors or Reorganized Debtors to the Holders of Allowed Claims and Holders of Allowed Equity Interests as of the Record Date.

1.1.48              D&O Liability Insurance Policy or Policies.  As defined in Section 10.10 of this Plan.

1.1.49              Effective Date.  The day that is no earlier than the 11th day after the Confirmation Order is docketed and after which the conditions as set forth in Section 9.2 below have been satisfied or waived.

1.1.50              Equity Interest.  Any share of common stock, preferred stock, membership interest or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Substantial Consummation Date.

1.1.51              Estate.  As to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to Section 541 of the Bankruptcy Code.

1.1.52              Executory Contract.  A contract to which one or more of Debtors is a party that is subject to assumption or rejection under Section 365 of the Bankruptcy Code.

1.1.53              Federal Judgment Rate.  The rate of interest on judgments as provided for by 28 U.S.C. § 1961 as of the Petition Date.

1.1.54              Final Order.  An order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, entered on the docket of such court, that has not been reversed, rescinded, stayed, modified or amended, that is in full force and effect, and as to which order or judgment:  (a) the time to appeal, seek review or rehearing, or petition for certiorari has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari or request for reargument or further review or rehearing filed (i) has been resolved by the highest court to which the order or judgment was appealed or from which review, rehearing or certiorari was sought or (ii) has not yet been resolved by such highest court, but such order has not been stayed pending appeal.  Specifically, the Confirmation Order shall become a Final Order on the 11th day following entry of such Confirmation Order unless any appeal of such Confirmation Order is accompanied by a stay pending appeal.

1.1.55              Gaming Authorities.  The Governmental or Regulatory Authorities which regulate gaming activities in Nevada, Iowa or Missouri.

1.1.56              General Unsecured Claim.  Any prepetition unsecured Claim against any Debtor that is not an Administrative Claim, Other Priority Claim, Priority Tax Claim, 7.000% Senior Subordinated Note Claim, 8.125% Senior Subordinated Note Claim, or Intercompany Claim.

1.1.57              Governmental and Regulatory Authority.  Any court, tribunal, arbiter, authority, agency, commission, official or other instrumentality in the United States, any foreign country or any domestic or foreign county, city or other political subdivision.

1.1.58              Guarantor Debtors.  Each of Zante, The Sands, Plantation, Last Chance, Dayton, Prospectors, Flamingo, ETT, Market Gaming, Primadonna, Lakeside, St. Jo, Mark Twain, Cardivan, Corral Coin, Corral Country, and ETT Enterprises.

1.1.59              Herbst Gaming Equity Interest Holders.  Collectively, the Edward J. Herbst Gaming Trust, The Timothy P. Herbst Gaming Trust and the Troy D. Herbst Gaming Trust.

1.1.60              Holder.  An entity holding an Equity Interest or Claim.

1.1.61              Impaired.  Impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.1.62              IRS.  The Internal Revenue Service.

1.1.63              Indentures.  Collectively, the 7.000% Indenture and the 8.125% Indenture.

1.1.64              Insider.  This term shall have the meaning set forth in Section 101(31) of the Bankruptcy Code.

1.1.65              Intercompany Claims.  Any and all Claims of a Debtor against another Debtor, whether or not set forth in an account reflecting intercompany book entries by one Debtor with respect to another Debtor.

1.1.66              Intercompany Interests.  An Equity Interest in a Debtor held by another Debtor or an Equity Interest in a Debtor held by an Affiliate of Debtors, but not including Equity Interests classified in Class 8.

1.1.67              Lien.  This term shall have the meaning set forth in Section 101(37) of the Bankruptcy Code and, with respect to any Asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such Asset..

1.1.68              Litigation Claims.  All rights, claims, torts, liens, liabilities, obligations, actions, causes of action, Avoidance Actions, derivative actions, proceedings, debts, contracts, judgments, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise, that any Debtor or its Estate may have against any Person, including but not limited to those listed on Schedule 1.1.75 hereto.  Failure to list a Litigation Claim on Schedule 1.1.75 shall not constitute a waiver or release by any Debtor or Reorganized Debtor of such Litigation Claim.

1.1.69              Lockup Agreement.  The agreement dated March 9, 2009, among Herbst Gaming, the Guarantor Debtors and the Consenting Lenders (each as defined in the Lockup Agreement) identified therein, as modified on May 28, 2009, and on June      , 2009.

1.1.70              Nevada Secretary.  The Secretary of State of the State of Nevada.

1.1.71              Other Priority Claims.  Any and all Claims accorded priority in right of payment under Section 507(a) of the Bankruptcy Code, other than Priority Tax Claims.

1.1.72              Other Secured Claims.  Any Secured Claim, other than a Senior Credit Facility Claim, an Administrative Claim or Secured Tax Claim.

1.1.73              Person.  An individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, governmental unit or any subdivision thereof or any other entity.

1.1.74              Petition Date.  March 22, 2009, the date on which Debtors filed their voluntary petitions commencing the Chapter 11 Cases.

1.1.75              Plan.  This plan of reorganization, either in its present form or as it may be amended, supplemented or modified from time to time, including all exhibits and schedules annexed hereto or referenced herein.

1.1.76              Plan Supplement.  The Supplement to this Plan to be filed prior to the hearing on the Disclosure Statement to which the effectuating documents for this Plan are attached, as may thereafter be amended, modified or supplemented from time to time.

1.1.77              Priority Tax Claim.  Any Claim against Debtors entitled to priority in payment under Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.1.78              Pro Rata.  The ratio of an Allowed Claim or Equity Interest in a particular Class to the aggregate amount of all such Allowed Claims or Allowed Equity Interests in any such Class.

1.1.79              Professional Fees.  The Administrative Claims for compensation and reimbursement submitted pursuant to Sections 330, 331 or 503(b) of the Bankruptcy Code of Persons:  (i) employed pursuant to an order of the Bankruptcy Court under Sections 327, 328 or 1103 of the Bankruptcy Code; or (ii) for whom compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code or by other Final Order.

1.1.80              Record Date.  The Confirmation Date for the purpose of determining the Holders of Equity Interests.

1.1.81              Releasing Parties.  Collectively, all current and former officers and directors of Debtors and New Herbst Gaming Subs, all current and former parties to the Senior Credit Facility, all Holders of Equity Interests, and each of their respective officers, directors, employees, members, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, partners and representatives.

1.1.82              Reorganized Debtor(s).  Each of or collectively, Zante, The Sands, Plantation, Last Chance, Dayton, Prospectors, Flamingo, Primadonna, Lakeside, St. Jo, and Mark Twain, as such entities exist on or after the Substantial Consummation Date (and after taking into consideration the Casino Business Restructuring), and each of Market Gaming, ETT, Cardivan and Corral Coin, which own and operate the Slot Route Business, as such entities exist on or after the Substantial Consummation Date in each case, or any successor thereto, by merger, consolidation or otherwise.

1.1.83              Reorganized Herbst Gaming.  Herbst Gaming, LLC, to be organized on or before the Substantial Consummation Date or any successor thereto, by merger, consolidation or otherwise, on or after the Substantial Consummation Date.

1.1.84              Reorganized Herbst Gaming New Common Equity.  [XX] membership interests in Reorganized Herbst Gaming, par value [$.01] per membership interest, to be authorized pursuant to the Reorganized Herbst Gaming limited liability company agreement and this Plan, of which up to [XX] membership interests shall be initially issued on the Substantial Consummation Date pursuant to this Plan.

1.1.85              Reorganized Herbst Gaming Organizational Documents.  The Reorganized Herbst Gaming limited liability company agreement and related organizational documents which shall be substantially in the form attached to the Plan Supplement.  The Reorganized Herbst Gaming Organizational Documents shall be consistent with applicable securities, bankruptcy and/or state laws.

1.1.86              Reorganized Herbst Gaming Senior Credit Facility.  The credit agreement and related loan documents to be executed by Reorganized Herbst Gaming and each Reorganized Debtor on the Substantial Consummation Date.

1.1.87              Reorganized Herbst Gaming Senior Loan.  The $350,000,000 senior secured loan to be issued on the Substantial Consummation Date in accordance with the Reorganized Herbst Gaming Senior Credit Facility.

1.1.88              Requisite Majority.  Consenting Lenders holding at least two-thirds in amount of the Class 3 Senior Credit Facility Claims held by all Consenting Lenders.

1.1.89              Schedules.  The schedules of assets and liabilities and any amendments thereto filed by Debtors with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code.

1.1.90              Section 726(a)(4) Claims.  Claims, whether secured or unsecured, for any fine, penalty, or forfeiture, or for multiple, exemplary or punitive damages, arising before the Petition Date, to the extent that such fine, penalty, forfeiture, or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim as provided for in Section 726(a)(4) of the Bankruptcy Code.

1.1.91              Secured Claim.  A Claim that is secured by a Lien against property of the Estate to the extent of the value of any interest in such property of the Estate securing such Claim which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order or to the extent of the amount of such Claim subject to setoff in accordance with Section 553 of the Bankruptcy Code, in either case as determined pursuant to Section 506(a) of the Bankruptcy Code, including Secured Tax Claims.

1.1.92              Secured Tax Claims.  The Claim of any state or local governmental unit which is secured by a Lien against property owned by Debtors by operation of applicable law, including, but not limited to, every such Claim for unpaid real and personal property taxes together with statutory interest.

1.1.93              Senior Credit Facility.  That certain Second Amended and Restated Credit Agreement dated as of January 3, 2007, as amended.

1.1.94              Senior Credit Facility gent.  Wilmington Trust Company, in its capacity as administrative agent under the Senior Credit Facility.

1.1.95              Senior Credit Facility Claims.  All Claims arising under, or in any way related to the Senior Credit Facility.

1.1.96              Senior Credit Facility Gift.  The deemed transfer by gift under this Plan of Cash of Debtors from Holders of Allowed Class 3 Claims to Holders of Allowed Class 4 General Unsecured Claims sufficient in amount to allow the Holders of such Claims to receive the treatment described in this Plan.

1.1.97              Senior Subordinated Notes.  The 7.000% Senior Subordinated Notes and the 8.125% Senior Subordinated Notes.

1.1.98              Senior Subordinated Note Claims.  The 7.000% Senior Subordinated Note Claims and the 8.125% Senior Subordinated Note Claims subordinated to the Senior Credit Facility and the Senior Credit Facility Claims pursuant to the Indentures.

1.1.99              Slot Route Business.  All of the Assets of the Slot Route Debtors related to the ownership and operation of gaming machines pursuant to agreements with chain stores, restaurants, bars, convenience stores and such other locations in Nevada by the Slot Route Debtors, including the Slot Route Contracts and Equity Interests in the Slot Route Debtors.

1.1.100       Slot Route Debtor(s).  Each, of or collectively, ETT Enterprises, Market Gaming, ETT, Cardivan, Corral Coin, and Corral Country, which own and operate the Slot Route Business.

1.1.101       Slot Route Contracts.  All Executory Contracts held by the Slot Route Debtors on the Substantial Consummation Date.

1.1.102       Statutory Committee.  Collectively, any committee appointed pursuant to Section 1102 of the Bankruptcy Code.

1.1.103       Substantial Consummation Date.  The day that is the third Business Day after the Effective Date on which:  (i) no stay of the Confirmation Order is in effect; (ii) all conditions to the Effective Date have occurred; (iii) all Governmental and Regulatory Authorities have approved the transactions contemplated by this Plan, including Gaming Authorities; and (iv) all other conditions precedent to substantial consummation of this Plan have been satisfied or waived by Debtors or a non-Debtor party that has the power to satisfy or waive such conditions.  Notwithstanding the foregoing, the Substantial Consummation Date must occur no later than one (1) year following the Effective Date unless extended by mutual agreement of Debtors and the Requisite Majority.

1.1.104       Taxes.  All income, gaming, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, of governmental charges, together with any interest penalties, additions to tax, fines, and similar amounts relating thereto, whether or not yet assessed or imposed, collected by, or due to any federal, state, local or foreign governmental authority.  This shall include all Taxes imposed on the Herbst Gaming Equity Interest Holders as a result of Herbst Gaming status as a S Corporation for federal and state income tax purposes and all Taxes arising out of or attributable to the business of the Debtors up to and including the Substantial Consummation Date, whether assessed or determined or payable prior to or after the Substantial Consummation Date.

1.1.105       Third Party Releases.  Collectively, each of Debtors, the Reorganized Debtors, Reorganized Herbst Gaming, each Releasing Party, and each of their respective officers, directors, employees, members, attorneys, actuaries, financial advisors, accountants, investment bankers, agents, professionals, Affiliates, partners and representatives.

1.1.106       Unexpired Lease.  A lease of non-residential real property to which one or more of Debtors is a party that is subject to assumption or rejection under Section 365 of the Bankruptcy Code.

1.1.107       Unimpaired.  Unimpaired within the meaning of Section 1124 of the Bankruptcy Code.

1.2                               Exhibits and Plan Schedules.  All exhibits and plan schedules are incorporated into and are a part of this Plan as if set forth in full herein.  Holders of Claims and Equity Interests may obtain a copy of the exhibits and plan schedules upon written request to the Debtors.  The exhibits and plan schedules may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours or obtained by written request to counsel to the Debtors.

1.3                               Rules of Interpretation.  For purposes of this Plan only:  (i) any reference in this Plan to a contract, instrument, release, or other agreement or documents being in particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (ii) any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (iii) unless otherwise specified, all references in this Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Plan; (iv) the words “herein,” “hereof,” “hereto,” and “hereunder” refer to this Plan in its entirety rather than to a particular portion of this Plan; (v) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (vi) the rules of construction and definitions set forth in Sections 101 and 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply unless otherwise expressly provided.

2.                                      TREATMENT OF UNCLASSIFIED CLAIMS

2.1                               General.  Pursuant to Section 1123(a)(l) of the Bankruptcy Code, the Claims against each of the Debtors set forth in this Article 2 are not classified within any Classes.  The Holders of such Claims are not entitled to vote on this Plan.  The treatment of the Claims set forth below is consistent with the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code.

The Chapter 11 Cases for each of the Debtors will not be substantively consolidated.  Accordingly, Holders of unclassified Claims against a particular Debtor shall have their Claims allowed and treated in such respective Debtor’s Estate.  As such, for each category of unclassified Claims a sub-category shall be deemed to exist for each Debtor.

2.2                               Treatment of Administrative Claims.

2.3                               Generally.  Each Holder of an Allowed Administrative Claim shall be paid in full and final satisfaction of such Claim, by the applicable Debtor, or after the Substantial Consummation Date, the applicable Reorganized Debtor or Reorganized Herbst Gaming (or otherwise satisfied in accordance with its terms), upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed or as soon thereafter as practicable; (iv) the date such Claim becomes due by its terms; and (v) such date as is agreed to by the Holder of such Claim and the applicable Debtor or applicable Reorganized Debtor or Reorganized Herbst Gaming.

2.3.1                     Requests for Payment.  All requests for payment of Administrative Claims against a Debtor and all final applications for allowance and disbursement of Professional Fees must be filed by the Administrative Claim Bar Date or the Holders thereof shall be forever barred from asserting such Administrative Claims against Debtors and the Reorganized Debtors.  All Professional Fee applications must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order, and all other orders governing payment of Professional Fees.  Unless otherwise ordered by the Bankruptcy Court, from and after the Effective Date no professional shall be required to file fee applications with the Bankruptcy Court, and the Debtors or the

Reorganized Debtors and Reorganized Herbst Gaming, as applicable, may pay all professionals in the ordinary course for fees and expenses incurred after the Effective Date.

2.3.2                     Allowed Priority Tax Claims.  Each Holder of an Allowed Priority Tax Claim, if any, will, in full and final satisfaction of such Claim, be paid in full (or be treated in compliance with Section 1129(a)(9)(C) of the Bankruptcy Code) by the applicable Debtor, or after the Substantial Consummation Date, by the applicable Reorganized Debtor or Reorganized Herbst Gaming on the later of (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after the date on which an order allowing such Claim becomes a Final Order; or (iv) such date as is agreed to by the Holder of such Claim and the applicable Debtor or the applicable Reorganized Debtor or Reorganized Herbst Gaming.

3.                                      DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

Pursuant to this Plan and in accordance with Section 1123(a)(l) of the Bankruptcy Code, all Claims of Creditors and the Holders of Equity Interests (except Administrative Claims and Priority Tax Claims) are placed in the Classes described below with each Class having sub-categories for each Debtor.  A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes only to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other Classes.  A Claim or Equity Interest is also classified in a particular Class only to the extent that such Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.  With respect to Classes of Claims described as Unimpaired under this Plan, except as otherwise provided under this Plan, nothing shall affect the rights and legal and equitable defenses of a Debtor, a Reorganized Debtor and Reorganized Herbst Gaming regarding such Claims classified as Unimpaired under this Plan, including but not limited to all rights in respect of legal and equitable defenses to setoff or recoupment against such Claims.

3.1                               Summary of Classification.

Class 1	Other Priority Claims	Unimpaired- deemed accepted - no solicitation required

Class 2	Other Secured Claims	Unimpaired- deemed accepted - no solicitation required

Class 3	Senior Credit Facility Claims	Impaired- entitled to vote - solicitation required

Class 4	General Unsecured Claims	Unimpaired- deemed accepted - no solicitation required

Class 5	Senior Subordinated Note Claims	Impaired — deemed rejected - no solicitation required

Class 6	Section 726(a)(4) Claims	Impaired-deemed rejected - no solicitation required

Class 7	Intercompany Claims	Impaired- entitled to vote - solicitation required

Class 8	Equity Interest in Herbst Gaming	Impaired — deemed rejected - no solicitation required

Class 9	Intercompany Interests	Unimpaired- deemed accepted - no solicitation required

3.2                               Specific Classification.

3.2.1                     Class 1:  Other Priority Claims.  Class 1 consists of all Other Priority Claims against a Debtor.

3.2.2                     Class 2:  Other Secured Claims.  Class 2 consists of all Other Secured Claims against a Debtor.

3.2.3                     Class 3:  Senior Credit Facility Claims.  Class 3 consists of all Senior Credit Facility Claims against Debtors.  This Class includes both the secured and the unsecured Claims, if any, of all Holders of such Claims.

3.2.4                     Class 4:  General Unsecured Claims.  Class 4 consists of all General Unsecured Claims against a Debtor other than Class 5, Class 6 and Class 7 Claims.

3.2.5                     Class 5:  Senior Subordinated Note Claims.  Class 6 consists of all Senior Subordinated Note Claims against Debtors.

3.2.6                     Class 6:  Section 726(a)(4) Claims.  Class 6 consists of all Section 726(a)(4) Claims against Debtors.

3.2.7                     Class 7:  Intercompany Claims.  Class 7 consists of all Intercompany Claims against Debtors.

3.2.8                     Class 8:  Equity Interests in Herbst Gaming.  Class 8 consists of all Equity Interests in Herbst Gaming.

3.2.9                     Class 9:  Intercompany Interests.  Class 9 consists of all Intercompany Interests in Debtors.

4.                                      DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN

4.1                               Class 1 - Other Priority Claims.  Each Allowed Other Priority Claim, if any, shall, in full and final satisfaction of such Claim, be paid in full in Cash by the applicable Debtor or applicable Reorganized Debtor or Reorganized Herbst Gaming, as the case may be, upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor, and after the Substantial Consummation Date, the applicable Reorganized Debtor or Reorganized Herbst Gaming.  Holders of Claims in Class 1 are Unimpaired under this Plan, deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code, and are not entitled to vote on this Plan.

4.2                               Class 2 - Other Secured Claims.  Each Allowed Other Secured Claim, if any, shall, in full and final satisfaction of such Claim, be paid in full in Cash or otherwise left Unimpaired by the applicable Debtor or applicable Reorganized Debtor or Reorganized Herbst Gaming, as the case may be, upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the eleventh (11th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor, and after the Substantial Consummation Date, the applicable Reorganized Debtor or Reorganized Herbst Gaming.  Creditors in Class 2 are Unimpaired under this Plan, deemed to have accepted this Plan, and are not entitled to vote on this Plan.

4.3                               Class 4 - General Unsecured Claims.  Each Allowed General Unsecured Claim shall, in full and final satisfaction of such Claim, be paid in full in Cash (with any Cash payment being made by the Debtors, the Reorganized Debtors or Reorganized Herbst Gaming, as applicable, first from unencumbered assets of the applicable Debtor, Reorganized Debtor or Reorganized Herbst Gaming, then, to the extent the Debtor or Reorganized Debtor, as applicable, does not have sufficient unencumbered assets to make such payments, pursuant to the Senior Credit Facility Gift) or otherwise left Unimpaired by the applicable Debtor or applicable Reorganized Debtor or Reorganized Herbst Gaming, as the case may be, upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) the eleventh (11th) Business Day after such Claim is Allowed; and (iii) such date as agreed upon by the Holder of such Claim and the applicable Debtor, and after the Substantial Consummation Date, the applicable Reorganized Debtor or Reorganized Herbst Gaming.  The Holders of Class 4 Claims will be conclusively deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 4 Claims are Unimpaired under this Plan and are not entitled to vote on this Plan.

4.4                               Class 7 - Intercompany Claims.  On the Substantial Consummation Date as determined by Reorganized Herbst Gaming, the Intercompany Claims of any Debtor against any other Debtor shall either be reinstated, in full or in part, and Unimpaired or cancelled and discharged, in full or in part, and Impaired, in which case such discharge and satisfied portion shall be eliminated and the Holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion; provided however, that the treatment of Intercompany Claims shall be reasonably acceptable to the Requisite Majority.  Holders of Class 7 Claims whose Claims are reinstated in full are Unimpaired and conclusively deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code.  Holders of Class 7 Claims whose Claims are not reinstated in full or otherwise receiving treatment that would leave such Claims Unimpaired, but who are receiving cash or property under the Plan, are Impaired and entitled to vote on the Plan.  Holders of Class 7 Claims who are not receiving any cash or property on account of such Claims shall be Impaired, not entitled to vote on this Plan and deemed to have rejected this Plan.

4.5                               Class 9 - Intercompany Interests.  Except as otherwise provided herein, Class 9 Intercompany Interests shall be retained and the legal, equitable, and contractual rights to which the Holders of such Intercompany Interests are entitled shall remain unaltered.  Holders of Class 9 Intercompany Interests will be conclusively deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 9 Intercompany Interests are Unimpaired under this Plan and are not entitled to vote on this Plan.

4.6                               Interest.  All Unimpaired Allowed Claims in Classes 1 and 4 shall also be paid contemporaneous with payment of the Allowed Claims interest from the Petition Date at either the stated contractual rate for the Claim or, if no stated contractual rate, the Federal Judgment Rate.

5.                                      DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED BY THIS PLAN

5.1                               Class 3 - Senior Credit Facility Claims.  Holders of Allowed Class 3 Claims will receive on the Substantial Consummation Date:  (a) their Pro Rata share of the Reorganized Herbst Gaming Senior Loan and any remaining value of the realization of Debtors’ Assets; and (b) one-hundred percent (100%) of the Reorganized Herbst Gaming New Common Equity; provided, however, that all Allowed Class 3 Claims shall be subject to any Senior Credit Facility Gift.  To the extent the distributions to Holders of Allowed Class 3 Claims are not equivalent to full satisfaction of their Allowed Class 3 Claims, the unsatisfied balance of the Allowed Class 3 Claims shall be discharged pursuant to Section 10.4 of this Plan contemporaneous with the discharge of all Senior Subordinated Note Claims as provided for in Section 10.4 of this Plan.  Holders of Class 3 Claims are Impaired under this Plan and are entitled to vote on this Plan.

5.2                               Class 5 - Senior Subordinated Note Claims.  On the Substantial Consummation Date, all outstanding obligations of any nature under the Indentures and the Senior Subordinated Notes shall be terminated.  Holders of Class 5 Claims, including the trustee under either of the Indentures, shall not receive or retain any property on account of their Claims under this Plan.  Holders of Class 5 Claims are deemed to have rejected this Plan and will not be entitled to vote on this Plan.

5.3                               Class 6 - Section 726(a)(4) Claims.  Holders of Class 6 Section 726(a)(4) Claims shall not receive or retain any property on account of their Claims under this Plan.  Holders of Class 6 Claims are deemed to have rejected this Plan and will not be entitled to vote on this Plan.

5.4                               Class 8 - Equity Interests in Herbst Gaming.  On the Substantial Consummation Date, all Class 8 Equity Interests in Herbst Gaming shall be cancelled.  Holders of Class 8 Equity Interests shall not receive or retain any property on account of their Equity Interests under this Plan.  Holders of Class 8 Equity Interests are deemed to have rejected this Plan and will not be entitled to vote on this Plan.

6.                                      MEANS FOR IMPLEMENTATION OF PLAN

6.1                               Reorganized Herbst Gaming.  On or before the Substantial Consummation Date, the Reorganized Herbst Gaming Organizational Documents shall be executed and, to the extent required, filed with the Nevada Secretary.

6.2                               Additional Plan Provisions for Reorganized Herbst Gaming.  On the Substantial Consummation Date, Reorganized Herbst Gaming shall have            membership interests authorized all of which membership interests shall, in accordance with this Plan, be issued to Class 3 Holders of Senior Credit Facility Claims on a Pro Rata Basis.

6.3                               Reorganized Herbst Gaming Senior Credit Facility.  On the Substantial Consummation Date, Herbst Gaming and the Reorganized Debtors shall execute and deliver to the Senior Credit Facility Agent the Reorganized Herbst Gaming Senior Credit Facility and related documents.

6.4                               ETT Enterprises and Corral Country.  On the Substantial Consummation Date, ETT Enterprises and Corral Country shall be dissolved.

6.5                               Reorganized Debtors.  The Reorganized Debtors shall continue to exist after the Substantial Consummation Date as separate entities in accordance with applicable law.  The existing articles of incorporation and bylaws or articles of organization and operating agreements will continue in effect following the Substantial Consummation Date, except to the extent that such articles of incorporation and bylaws or articles of organization and operating agreements are amended in conformance with this Plan, or by proper corporate actions implemented after the Substantial Consummation Date.  To the extent allowed by applicable state law, on the Substantial Consummation Date, each Reorganized Debtor which is a qualified subchapter S subsidiary shall be converted into a limited liability company.

6.6                               Effectuation of Plan Provisions.  Herbst Gaming shall contribute all of its interests, including the Intercompany Interests in the Reorganized Debtors to Reorganized Herbst Gaming in exchange for one hundred percent (100%) of the Reorganized Herbst Gaming New Common Equity and the notes evidencing the Reorganized Herbst Gaming Senior Loan.  Herbst Gaming shall then transfer the Herbst Gaming New Common Equity and the notes evidencing the Reorganized Herbst Gaming Senior Loan to Holders of Class 3 Senior Credit Facility Claims on a Pro Rata Basis in accordance with this Plan.

6.7                               Herbst Gaming.  On the Substantial Consummation Date and after completion of all steps necessary for the implementation of this Plan, Herbst Gaming shall be dissolved and all Class 8 Equity Interests in Herbst Gaming shall be cancelled and extinguished.

6.8                               Post-Effective Date Management and Operations.  From the Effective Date until the Substantial Consummation Date, the Debtors will continue to be managed by the existing officers, directors and the COO/Gaming who shall work in consultation with the Consenting Lenders, regarding the management of operations, maintenance of working capital and utilization of cash flows of the Reorganized Debtors, all in accordance with applicable gaming laws and regulations.  The Debtors and, after the Substantial Confirmation Date, Reorganized Debtors and Reorganized Herbst Gaming, shall be responsible for the payment of all Allowed Claims to be paid pursuant to this Plan which are not paid on or before the Effective

Date, as well as all Allowed Claims, including Taxes and Professional Fees, incurred by the Debtors in operating their businesses and complying with this Plan up to and including the Substantial Consummation Date, whether due and payable before or after the Substantial Consummation Date.  After the Substantial Consummation Date, Reorganized Debtors and Reorganized Herbst Gaming shall be responsible for the preparation of all reports, tax returns and other governmental filings required to be filed by the Debtors.

6.9                               Post-Confirmation Adequate Protection Payments.  Commencing on the Effective Date and running through the Substantial Consummation Date, subject to all approvals of Gaming Authorities, if required, adequate protection payments shall be made to the Holders of Senior Credit Facility Claims under the Reorganized Herbst Gaming Senior Credit Facility, in an amount equal to Debtors’ Cash and Cash Equivalents (as reflected on Debtors’ balance sheet) in excess of $100,000,000 to be measured (x) initially, as of the last day of the third full calendar month following the month in which the Effective Date occurs and (y) as of the last day of every third full calendar month thereafter, and to be paid in each case on the 30th day after the date on which it is measured.

6.10                        Notice of Effectiveness.  When all of the steps contemplated by Section 9.2 have been completed, the Reorganized Debtors shall file with the Bankruptcy Court and serve upon all Creditors and all potential Holders of Administrative Claims known to the Debtors (whether or not disputed), a Notice of Effective Date of Plan.  The Notice of Effective Date of Plan shall include notice of the Administrative Claim Bar Date.

6.11                        No Corporate or Limited Liability Company Action Required.  As of the Effective Date and Substantial Consummation Date, as the case may be:  (i) the adoption, execution, delivery and implementation or assignment of all contracts, leases, instruments, releases and other agreements related to or contemplated by this Plan; and (ii) the other matters provided for under or in furtherance of this Plan involving corporate or limited liability company action to be taken by or required of each Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the members or officers of each Debtor.  In particular, the adoption of the amended organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors, and all other actions contemplated by or described in this Plan with respect thereto, shall be authorized and approved and be binding and in full force and effect in all respects (subject to the provisions of this Plan and the Confirmation Order), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule (other than filing such organizational documents with the applicable governmental unit as required by applicable law) or the vote, consent, authorization or approval of any Person.

6.12                        Effectuation of Transactions.  On the Substantial Consummation Date, the appropriate officers of the Debtors and the Reorganized Debtors and members of their respective boards of directors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and Reorganized Debtors, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

6.13                        Debtors’ Organizational Documents.  As of the Substantial Consummation Date, the certificates or articles of incorporation and by-laws or other organizational documents of each of the Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code, and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) authorize the issuance of new common stock and/or membership interests in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan, and (iii) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein.  After the Substantial Consummation Date, the Reorganized Debtors may amend and restate their respective certificates or articles of incorporation and by-laws, and other applicable organizational documents, as permitted by applicable law.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors of each Reorganized Debtor and Reorganized Herbst Gaming, and, to the extent such Person is an insider other than by virtue of being a director, the nature of any compensation for such Person.  Each such director and officer shall serve from and after the Substantial Consummation Date pursuant to applicable law and the terms of the organizational documents of the Reorganized Debtors and Reorganized Herbst Gaming.  The existing board of directors of each Debtor will be deemed to have resigned on and as of the Substantial Consummation Date.

On the Substantial Consummation Date, the appropriate officers of the Debtors and Reorganized Debtors and members of their respective boards of directors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and Reorganized Debtors, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

6.14                        Filing with Nevada Secretary.  In accordance with NRS 78.622, on the Effective Date a certified copy of this Plan and the Confirmation Order shall be filed with the Nevada Secretary.  Each Debtor, from the Confirmation Date until the Effective Date, is authorized and directed to take any action or carry out any proceeding necessary to effectuate this Plan pursuant to NRS 78.622.  To the extent there are analogous statutes in Missouri and Iowa, the same shall apply to each Debtor.

7.                                      EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1                               Executory Contracts.  Except for Executory Contracts and Unexpired Leases specifically addressed in this Plan or set forth on the schedule of Rejected Executory Contracts and Unexpired Leases attached as Schedule 7.1 hereto (which may be supplemented and amended up to the date the Bankruptcy Court enters the Confirmation Order), all Executory Contracts and Unexpired Leases that exist on the Confirmation Date shall be deemed assumed by the applicable Debtor on the Effective Date.

7.2          Approval of Assumption or Rejection.  Entry of the Confirmation Order shall constitute as of the Effective Date:  (i) approval, pursuant to Section 365(a) of the Bankruptcy Code, of the assumption by the applicable Debtor of each Executory Contract and Unexpired Lease to which a Debtor is a party not listed on Schedule 7.1, not otherwise provided for in this Plan and neither assumed, assumed and assigned nor rejected by separate order prior to the Effective Date; and (ii) rejection by the Debtor of each Executory Contract and Unexpired Lease to which Debtor is a party listed on Schedule 7.1. Upon the Effective Date, each counter party to an assumed Executory Contract or Unexpired Lease listed shall be deemed to have consented to assumption contemplated by Section 365(c)(l)(B) of the Bankruptcy Code, to the extent such consent is necessary for such assumption.  To the extent applicable, all Executory Contracts or Unexpired Leases of Reorganized Debtors assumed pursuant to this Section 7 shall be deemed modified such that the transactions contemplated by this Plan shall not be a “change of control,” however such term may be defined in the relevant Executory Contract or Unexpired Lease and any required consent under any such Executory Contract or Unexpired Lease shall be deemed satisfied by the confirmation of this Plan.  Also, to the extent applicable, all Executory Contracts or Unexpired Leases of Herbst Gaming assumed pursuant to this Section 7 shall be assigned to Reorganized Herbst Gaming on the Substantial Consummation Date, and such assignment shall not be a “change of control,” however such term may be defined in the relevant Executory Contract or Unexpired Lease and any required consent under any such Executory Contract or Unexpired Lease shall be deemed satisfied by the confirmation of this Plan.

7.3          Cure of Defaults.  The applicable Debtor shall Cure any defaults respecting each Executory Contract or Unexpired Lease assumed pursuant to this Section 7 upon the latest of (i) the Effective Date or as soon thereafter as practicable; (ii) such dates as may be fixed by the Bankruptcy Court or agreed upon by such Debtor, and after the Substantial Consummation Date, the Reorganized Debtor or Reorganized Herbst Gaming; or (iii) the tenth (10th) Business Day after the entry of a Final Order resolving any dispute regarding (a) a Cure amount; (b) the ability of the Debtor or the Reorganized Debtor to provide “adequate assurance of future performance” under the Executory Contract or Unexpired Lease assumed pursuant to this Plan in accordance with Section 365(b)(l) of the Bankruptcy Code; or (c) any matter pertaining to assumption, assignment or the Cure of a particular Executory Contract or an Unexpired Lease.  On Schedule 7.3, the Debtors shall list the proposed Cure amounts, if any, that will be paid on the Effective Date (the “Assumption Schedule”)

Any party to an Executory Contract or Unexpired Lease who objects to the listed Cure amounts must file and serve an objection on Debtors’ counsel no later than thirty (30) days after the Effective Date.  Failure to file and serve a timely objection shall be deemed consent to the Cure amounts listed on the Assumption Schedule.  Any Cure amounts shall be the responsibility of Reorganized Herbst Gaming.  If there is a dispute regarding:  (a) the amount of any Cure payment; (b) the ability of a Reorganized Debtor to provide “adequate assurance of future performance” under the Executory Contract or Unexpired Lease to be assumed or assigned; or (c) any other matter pertaining to assumption, the Cure payments required by Section 365(b)(l) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.  If a Debtor (other than Herbst Gaming) assumes an Executory Contract or Unexpired Lease and the non-Debtor party to such Executory Contract or Unexpired Lease objects to such Debtor’s ability to provide adequate assurance of future performance (or if the time period for a non-Debtor to object to the cure amount has not yet lapsed), the Debtor may assign the Executory Contract or Unexpired Lease to Herbst Gaming.  In such a circumstance,

Herbst Gaming may demonstrate Herbst Gaming’s ability to provide adequate assurance of future performance.

The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions described in this Section 7, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date.  Notwithstanding the foregoing, if, as of the date the Bankruptcy Court enters the Confirmation Order, there is pending before the Bankruptcy Court a dispute concerning the cure amount or adequate assurance for any particular Executory Contract or Unexpired Lease (or if the time period for a non-Debtor to object to the Cure has not yet lapsed), the assumption of such Executory Contract or Unexpired Lease shall be effective as of the date the Bankruptcy Court enters an order resolving any such dispute and authorizing assumption by the applicable Debtor.

7.4          Post-Petition Date Contracts and Leases.  Each such Executory Contract and Unexpired Lease shall be performed by the Debtor or the Reorganized Debtor or Reorganized Herbst Gaming, as applicable, in the ordinary course of its business.

7.5          Bar Date.  All proofs of Claims with respect to Claims arising from the rejection of any Executory Contract or Unexpired Lease shall be filed no later than thirty (30) days after the Effective Date.  Any Claim not filed within such time shall be forever barred.

8.                                      MANNER OF DISTRIBUTION OF PROPERTY UNDER THIS PLAN

8.1          Distributions.  Each Debtor, and if applicable, Reorganized Debtor or Reorganized Herbst Gaming, shall be responsible for making Distributions described in this Plan.  Each Debtor, Reorganized Debtor and Reorganized Herbst Gaming may make such Distributions before the allowance of each Claim and Equity Interest has been resolved if the Debtor, Reorganized Debtor or Reorganized Herbst Gaming has a good faith belief that the Disputed Claim Reserve or Disputed Equity Interest Reserve is sufficient for all Disputed Claims and Disputed Equity Interests.  Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors or Reorganized Herbst Gaming to make payments pursuant to this Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors and Reorganized Herbst Gaming, the Reorganized Herbst Gaming Senior Credit Facility.  The Reorganized Debtors and Reorganized Herbst Gaming may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ and Reorganized Herbst Gaming’s consolidated cash management systems.

8.2          No Recourse.  No recourse shall ever be had, directly or indirectly, against Debtors, the Reorganized Debtors and Reorganized Herbst Gaming or against any agent, attorney, accountant or other professional for the Reorganized Debtors and Reorganized Herbst Gaming, by legal or equitable proceedings or by virtue of any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Debtors, the Reorganized Debtors or Reorganized Herbst Gaming under this Plan, or by reason of the creation of any indebtedness by the Debtors, the Reorganized Debtors or Reorganized Herbst Gaming under this Plan for any purpose authorized by this Plan, it being expressly understood and agreed that all such liabilities, covenants, and agreements of the Debtors, the Reorganized Debtors and Reorganized Herbst Gaming, whether in writing or otherwise, shall be enforceable only against and be satisfied only out of the Assets or such part thereof as shall under the terms of any such agreement be liable therefore or shall be evidence only of a right of payment out of the Assets.

8.3          Reserves.  Each Debtor, and if applicable, Reorganized Debtor or Reorganized Herbst Gaming, shall establish and maintain a Disputed Claim Reserve.

8.4          Statements.  Debtors and, if applicable, the Reorganized Debtors and Reorganized Herbst Gaming, shall maintain a record of the names and addresses of all Holders of Allowed General Unsecured Claims as of the Effective Date and all Holders as of the Record Date of Equity Interests of Debtors for purposes of mailing Distributions to them.  The Debtors, the Reorganized Debtors and Reorganized Herbst Gaming may rely on the name and address set forth in Debtors’ Schedules and/or proofs of Claim and the ledger and records regarding Holders of Equity Interests as of the Record Date as being true and correct unless and until notified in writing.  Each Debtor, Reorganized Debtor and Reorganized Herbst Gaming shall file all tax returns and other filings with governmental authorities on behalf of the Debtor and Reorganized Debtor and the Assets it holds.

8.5          Further Authorization.  Each Debtor, Reorganized Debtor and Reorganized Herbst Gaming shall be entitled to seek such orders, judgments, injunctions and rulings as it deems necessary to carry out the intentions and purposes, and to give full effect to the provisions of this Plan.

9.                                      CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

9.1          Conditions to Confirmation.  The Confirmation Order shall have been entered and be in form and substance reasonably acceptable to the Debtors and the Requisite Majority as provided for in the Lockup Agreement.

9.2          Conditions to Effectiveness.  The following are conditions precedent to the occurrence of the Effective Date:

a)            The Confirmation Order shall be a Final Order, except that the Debtors with the concurrence of the Requisite Majority reserve the right to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;

b)            No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending, including any appeal;

c)             All documents necessary to implement the transactions contemplated by this Plan shall be in form and substance reasonably acceptable to Herbst Gaming and the Requisite Majority as provided for in the Lockup Agreement; and

d)            Sufficient Cash and other Assets shall be set aside, reserved and withheld by each Debtor to make the distributions required by the Bankruptcy Code and this Plan.

9.3          Conditions to Substantial Consummation.  The following are conditions precedent to the Substantial Consummation Date:

a)            All approvals as required for the transactions as set forth in this Plan and effectuating documents have been obtained from the Governmental and Regulatory Authorities;

b)            None of the Consenting Lenders and Reorganized Debtors are in material breach of this Plan or any other effectuating documents in effect from the Effective Date through the Substantial Consummation Date; and

c)             The Bankruptcy Court shall have authorized the assumption and rejection of Executory Contracts and Unexpired Leases by the Reorganized Debtors, Herbst Gaming and Reorganized Herbst Gaming as contemplated by this Plan.

9.4          Waiver of Conditions.  The Debtors and/or the Requisite Majority, as applicable, may waive any or all of the other conditions set forth in this Plan and specifically Sections 9.2. and 9.3. above (except for Section 9.3.a above) (each for themselves but not for others) without leave of or order of the Bankruptcy Court and without any formal action.  The failure of a party to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

10.                               TITLE TO PROPERTY; DISCHARGE; INJUNCTION

10.1        Vesting of Assets.  Subject to the provisions of this Plan, the Assets shall be transferred to and by the Reorganized Debtors and Reorganized Herbst Gaming on the Substantial Consummation Date.  On and after the Substantial Consummation Date, the Reorganized Debtors and Reorganized Herbst Gaming may operate their businesses and may use, acquire, and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

10.2        Preservation of Litigation Claims.  In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided herein, all Litigation Claims shall be assigned and transferred to the Reorganized Debtors and Reorganized Herbst Gaming.  The Reorganized Debtors and Reorganized Herbst Gaming, as the successors in interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Substantial Consummation Date.

10.3        Settlement of Litigation Claims.  At any time after the Confirmation Date and before the Substantial Consummation Date, notwithstanding anything in this Plan to the contrary, the Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019.  After the Substantial Consummation Date, the Reorganized Debtors and Reorganized Herbst Gaming may, and shall have the exclusive right to, compromise and settle any Claims against them and claims they may have against other Person or entity, including, without limitation, the Litigation Claims, without notice to or approval from the Bankruptcy Court, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Effective Date.

10.4        Discharge.  On the Effective Date, Debtors shall be discharged from any and all Claims in Classes 1, 2, and 4 to the fullest extent provided in Sections 524 and 1141 of the Bankruptcy Code.  On the Substantial Consummation Date.  The Debtors shall be discharged from any and all of the Claims and Equity Interests, including those in Classes 3, 5, 6, 7, 8 and 9 to the fullest extent provided in Sections 524 and 1141 of the Bankruptcy Code.  The Discharge shall be to the fullest extent provided under section 1141(d)(l)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan or the Confirmation Order, all consideration distributed under this Plan and shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any kind or nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims.  Except as otherwise expressly provided by this Plan or the Confirmation Order, upon the Effective Date as to Claims in Classes 1, 2, and 4, and on the Substantial Consummation Date as to Claims in Classes 3, 5, 6, 7, 8 and 9, the Debtors, and each of them, shall be deemed discharged and released under and to the fullest extent provided under section 1141(d)(l)(A) of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.

10.5        Compromise and Settlement.  The allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions and treatments under this Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, Section 510(c) of the Bankruptcy Code, or otherwise, including without limitation the subordination provisions contained in the Indentures and the Senior Subordinated Notes.  As of the Effective Date or the Substantial Consummation Date, as the case may be, any and all such rights described in the preceding sentence will be settled, compromised and released pursuant to this Plan.  In addition, the allowance, classification and treatment of Allowed Claims takes into account any Causes of Action, whether under the Bankruptcy Code or otherwise under applicable law, that may exist (i) between Debtors, on the one hand, and the Releasing Parties, on the other, and (ii) as between the Releasing Parties (to the extent set forth in the Third Party Release, as set forth below).  As of the Effective Date or the Substantial Consummation Date, as the case may be, any and all such Causes of Action are settled, compromised and released pursuant hereto.  The Confirmation Order shall approve the releases by all entities of all such contractual, legal and equitable subordination rights or Causes of Action against each such Releasing Party that are satisfied, compromised and settled in this manner.

10.6        Debtors’ Releases.  On the Substantial Consummation Date and effective as of the Substantial Consummation Date, for the good and valuable consideration provided by each of the Releasing Parties, including, but not limited to:  (i) the discharge of debt and all other good and valuable consideration paid pursuant to this Plan; (ii) the obligations of the Releasing Parties to provide the support necessary for Consummation of this Plan; and (iii) the services of Debtors’ present and former officers and directors in facilitating the expeditious implementation of the reorganization contemplated by this Plan, each of Debtors and the Reorganized Debtors shall provide a full discharge and release to each Releasing Party and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, partners, Affiliates and representatives (collectively, the “Debtor Releasees” (and each such Debtor Releasee so released shall be deemed released and discharged by Debtors and the Reorganized Debtors)) and their respective properties from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, arising from or related in any way to the Debtors, the Reorganized Debtors or Reorganized Herbst Gaming, including, without limitation, those that any of the Debtors, the Reorganized Debtors or Reorganized Herbst Gaming would have been legally entitled to assert in their own right (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other entity would have been legally entitled to assert on behalf of any of the Debtors or any of their Estates, and further including those in any way related to the Chapter 11 Cases or this Plan to the fullest extent of the law; provided, however, that the foregoing “Debtor Releases” shall not operate to waive or release any Releasing Party from any Causes of Action (i) expressly set forth in and preserved by the Plan, any Plan supplement or related documents or (ii) arising under the Reorganized Herbst Gaming Senior Credit Facility.

10.7        Third Party Release.  On the Substantial Consummation Date and effective as of the Substantial Consummation Date, to the extent permitted by law, the Releasing Parties shall provide a full discharge and release (and each entity so released shall be deemed released by the Releasing Parties) to the Third Party Releasees and their respective property from any and all Causes of Action, whether known or unknown, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, arising from or related in any way to Debtors, including, without limitation, those in any way related to the Chapter 11 Cases or this Plan to the fullest extent of the law; provided, however, that the foregoing “Third Party Release” shall not operate to waive or release any of the Third Party Releasees from any Causes of Action (i) expressly set forth in and preserved by this Plan, Plan Supplement or related documents or (ii) arising under the Reorganized Herbst Gaming Senior Credit Facility.

10.8        Injunction.  From and after the Substantial Consummation Date, and except as provided in this Plan and the Confirmation Order, all entities that have held, currently hold or may hold a Claim or Equity Interest or other right of an Equity Interest Holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such Claims or terminated Equity Interests or rights:  (i) commencing or continuing in any manner any action or other proceeding against the Reorganized Debtors and Reorganized Herbst Gaming or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Reorganized Debtors and Reorganized Herbst Gaming or their respective property; (iii) creating, perfecting or enforcing any Lien or encumbrance against the Reorganized Debtors and Reorganized Herbst Gaming or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Reorganized Debtors and Reorganized Herbst Gaming or their respective property; and (v) commencing or continuing any action, in any manner or any place, that does not comply with or is inconsistent with the provisions of this Plan or the Bankruptcy Code.  All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Substantial Consummation Date.  By accepting distributions pursuant to this Plan, each Holder of an

Allowed Claim will be deemed to have specifically consented to the injunctions set forth in this Section 10.8.

10.9        Exculpation.  From and after the Effective Date, neither Debtors, the Reorganized Debtors, Statutory Committees, Reorganized Herbst Gaming, nor any of their respective present or former members, directors, officers, managers, employees, advisors, attorneys or agents, shall have or incur any liability to any Holder of a Claim or Equity Interest or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of (from the Petition Date forward) the Chapter 11 Cases, the Reorganized Debtors, the pursuit of Confirmation of this Plan or the Consummation of this Plan, except for gross negligence and willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of the Chapter 11 Cases.  No Holder of a Claim or Equity Interest, nor any other party-in-interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against Debtors, the Reorganized Debtors, Statutory Committees, Reorganized Herbst Gaming, or any of their respective present or former members, officers, directors, managers, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of (from the Petition Date forward) the Chapter 11 Cases, the pursuit of Confirmation of this Plan, the Consummation of this Plan or the administration of this Plan, except for (i) their willful misconduct and gross negligence, (ii) matters specifically contemplated by either this Plan or the Reorganized Debtors and (iii) any liability of an attorney to its client not subject to exculpation under the Bankruptcy Code.

10.10      Director and Officer Liability Insurance.  As of the Substantial Consummation Date, Herbst Gaming will obtain sufficient tail coverage under a directors and officers’ liability insurance policy (“D&O Liability Insurance Policy”, and, together with all insurance policies for directors and officers’ liability maintained by the Debtors as of the Petition Date, the “D&O Liability Insurance Policies”) for the current and former directors and officers for a period of six (6) years.  As of the Substantial Consummation Date, The Reorganized Debtors shall assume all of the D&O Liability Insurance Policies pursuant to Section 365(a) of the Bankruptcy Code, and Herbst Gaming, will assume and, if applicable, assign to Reorganized Herbst Gaming all of the D&O Liability Insurance Policies pursuant to Section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of Debtors’ foregoing assumption and Herbst Gaming’s assumption and assignment of each of the D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in this Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by Debtors under this Plan as to which no proof of Claim need be filed.

10.11      Indemnification.  All indemnification provisions currently in place (whether in the by-laws, articles or certificates of incorporation, articles of limited partnership, limited liability company agreements, board resolutions (or resolutions of similar bodies) or employment contracts) for the current and former directors, officers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors and officers’ respective Affiliates shall be assumed, and shall survive effectiveness of this Plan.  All indemnification provisions in place on and prior to the Substantial Consummation Date for current and former directors and officers of the Debtors and their subsidiaries and such current and former directors and officers’ respective Affiliates shall (i) survive the Substantial Consummation Date of this Plan for Claims related to or in connection with any actions, omissions or transactions occurring prior to the Substantial Consummation Date, and (ii) remain liabilities of the respective Reorganized Debtor and Reorganized Herbst Gaming on behalf of Herbst Gaming.

11.                               RETENTION OF JURISDICTION

11.1        Jurisdiction.  Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and the Reorganized Debtors and Reorganized Herbst Gaming after the Effective Date as is legally permissible, including jurisdiction to:

a)            Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interests or Disputed Claim or Disputed Equity Interests, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Disputed Claims and Equity Interests or Disputed Equity Interests;

b)            Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

c)             Resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which Debtors or the Reorganized Debtors are party and to hear, determine and, if necessary, liquidate any Claims arising therefrom or Cure amounts related thereto;

d)            Ensure that distributions to Holders of Allowed Claims and Equity Interests are accomplished pursuant to the provisions of this Plan;

e)             Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications or motions involving Debtors or the Reorganized Debtors that may be pending on the Effective Date or commenced thereafter as provided for by this Plan;

f)             Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan or the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

g)             Decide or resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of any Final Order, this Plan, the Confirmation Order or any Person’s obligations incurred in connection with such Final Order, this Plan or the Confirmation Order;

h)            Modify this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code and Section 12.1 of this Plan or modify any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, the Confirmation Order, or the Reorganized Debtors; or remedy any defect or omission or reconcile any inconsistency in any Final Order, this Plan, the Confirmation Order, or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

i)              Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any person with consummation, implementation or enforcement of any Final Order, this Plan or the Confirmation Order, except as otherwise provided herein;

j)             Enter and implement such orders as are necessary or appropriate if a Final Order or the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

k)            Determine any other matters that may arise in connection with or relate to this Plan, any Final Order, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, any Final Order or Confirmation Order, except as otherwise provided herein;

l)              Enter an order closing the Chapter 11 Cases;

m)           Hear and decide Litigation Claims and continue to hear and decide pending Litigation Claims and any other claim or cause of action of Debtors and the Reorganized Debtors; and

n)            Decide or resolve any matter over which the Bankruptcy Court has jurisdiction pursuant to Section 505 of the Bankruptcy Code.

12.                               MODIFICATION AND AMENDMENT OF PLAN

12.1        Modification and Amendment.  Prior to Confirmation, Debtors may alter, amend or modify this Plan under Section 1127(a) of the Bankruptcy Code at any time, provided such amendment or modification to the extent it affects the transactions as provided for in the Lockup Agreement has been approved by the Requisite Majority.  After the Confirmation Date and prior to the Substantial Consummation Date, and with the consent of the Requisite Majority, the Debtors may, under Section 1127(b), (c) and (d) of the Bankruptcy Code, alter, amend or modify this Plan or institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, and to make appropriate adjustments and modifications to this Plan or the Confirmation Order as may be necessary to carry out the purposes and effects of this Plan so long as such proceedings do not materially adversely affect the treatment of Holders of Claims under this Plan.

13.                               MISCELLANEOUS

13.1        Filing of Objections to Claims or Equity Interests.  After the Effective Date, objections to Claims or Equity Interests shall be made and objections to Claims and Equity Interests made previous thereto shall be pursued by the Reorganized Debtors, Reorganized Herbst Gaming or any other party properly entitled to do so after notice to the Reorganized Debtors and Reorganized Herbst Gaming and approval by the Bankruptcy Court.  Any objections to Claims made after the Effective Date shall be filed and served not later than one hundred twenty (120) days after the Effective Date; provided, however, that such period may be extended by order of the Bankruptcy Court for good cause shown.

13.2        Resolution of Objections After Effective Date; Distributions.

a)             Resolution of Objections.  From and after the Effective Date, the Reorganized Debtors and Reorganized Herbst Gaming may litigate to judgment, propose settlements of, or withdraw objections to, all pending or filed Disputed Claims and Disputed Equity Interests and may settle or compromise any Disputed Claim or Disputed Equity Interest without notice and a hearing and without approval of the Bankruptcy Court.

b)            Distributions.  In order to facilitate Distributions to Holders of Allowed Claims and Allowed Equity Interests, and if and to the extent there are Disputed Claims or Disputed Equity Interests in any Class, the Reorganized Debtors and Reorganized Herbst Gaming shall set aside in a designated reserve account the payments or Distributions applicable to such Disputed Claims or Disputed Equity Interests as if such Disputed Claims or Disputed Equity Interests were Allowed Claims or Allowed Equity Interests, pending the allowance or disallowance of such Disputed Claims or Disputed Equity Interests.  In the event that any Reorganized Debtor or Reorganized Herbst Gaming wishes to deposit or hold a lesser amount than required herein and is unable to reach an agreement with the Holder of the Disputed Claim or Disputed Equity Interest on the amount to be deposited or held, the Bankruptcy Court shall fix the amount after notice and hearing.  Upon Final Order with respect to a Disputed Claim or Disputed Equity Interest, the Holder of such Disputed Claim or Disputed Equity Interest, to the extent it has been determined to hold an Allowed Claim or Allowed Equity Interest, shall receive from the respective Reorganized Debtor or Reorganized Herbst Gaming that payment or Distribution to which it would have been entitled if the portion of the Claim or Equity Interest so allowed had been allowed as of the Effective Date.  Such payment or distribution shall be made as soon as practical after the order allowing the Claim or Equity Interest has become a Final Order.

c)             Late-Filed Claims.  No Claim filed after the Bar Date or, as applicable, the Administrative Claim Bar Date shall be allowed, and all such Claims are hereby disallowed in full.  After the Bar Date or the Administrative Claim Bar Date, as applicable, no Creditor shall be permitted to amend any claim to increase the claimed amount; and any such amendment shall be disallowed to the extent of the late-filed increase in the claimed amount.

13.3        Effectuating Documents; Further Transactions; Timing.  Each of the officers of Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and any Interests issued, transferred or canceled pursuant to this Plan.  All transactions that are required to occur on the Effective Date under the terms of this Plan shall be deemed to have occurred simultaneously.  Debtors and the Reorganized Debtors are authorized and directed to do such acts and execute such documents as are necessary to implement this Plan.

13.4        Exemption from Transfer Taxes.  Pursuant to Section 1146(a) of the Bankruptcy Code, (i) the issuance, distribution, transfer or exchange of Estate property; (ii) the creation, modification, consolidation or recording of any deed of trust or other interest, the securing of additional indebtedness by such means or by other means in furtherance of, or connection with this Plan or the Confirmation Order; (iii) the making, assignment, modification or recording of any lease or sublease; or (iv) the making, delivery or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, Confirmation Order or any transaction contemplated above, or any transactions arising out of, contemplated by or in any way related to the foregoing shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act or real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment and the appropriate state or local government officials or agents shall be, and hereby are, directed to forego the collection of any such tax or assessment and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or assessment.

13.5        Revocation or Withdrawal of this Plan.  Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date.  If this Plan is withdrawn or revoked or if the Bankruptcy Court denies confirmation of this Plan, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against Debtors or any other Person nor shall the withdrawal or revocation of this Plan prejudice in any manner the rights of Debtor or any Person in any further proceedings involving Debtors.  In the event this Plan is withdrawn or revoked, nothing set forth herein shall be deemed an admission of any sort and this Plan and any transaction contemplated thereby shall be inadmissible into evidence in any proceeding.

In the event that the Substantial Consummation Date does not occur within one year following the Effective Date, upon notification submitted by the Debtors to the Court:  (i) the Confirmation Order shall be vacated, (ii) no additional distributions under this Plan shall be made, (iii) the Debtors and all Holders of Claims shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) the Debtors’ obligations with respect to the Claims shall remain unchanged (except to the extent of any post-Effective Date payments) and nothing contained in this Plan shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

13.6        Binding Effect.  This Plan shall be binding upon, and shall inure to the benefit of, the Debtors and their Estates, the Reorganized Debtors, Reorganized Herbst Gaming and the Holders of all Claims and Equity Interests and their respective successors and assigns.

13.7        Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable or as provided in any contract, instrument, release or other agreement entered into in connection with this Plan or in any document which remains unaltered by this Plan, the rights, duties and obligations of Debtors and any other Person arising under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada without giving effect to Nevada’s choice of law provisions.

13.8        Modification of Payment Terms.  The Debtors, Reorganized Debtors and Reorganized Herbst Gaming, as applicable, reserve the right to modify the treatment of any Allowed Claim or Allowed Equity Interest in any manner adverse only to the Holder of such Allowed Claim or Allowed Equity Interest at any time after the Effective Date upon the prior written consent of the Holder whose Allowed Claim or Allowed Equity Interest treatment is being adversely affected.

13.9        Allocation of Plan Distributions Between Principal and Interest.  To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

13.10      Means of Cash Payment.  Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Debtors or Reorganized Debtors and Reorganized Herbst Gaming, as the case may be, by (a) checks drawn on, or (b) wire transfer from, a domestic bank selected by the Debtors, Reorganized Debtors or Reorganized Herbst Gaming as the case may be.  Cash payments to foreign creditors may be made, at the option of such Debtors, Reorganized Debtors or Reorganized Herbst Gaming, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

13.11      Providing for Claims Payments.  Distributions to Holders of Allowed Claims shall be made by the Debtors, Reorganized Debtors or Reorganized Herbst Gaming, as the case may be:  (i) at the addresses set forth on the proofs of Claim filed by such Holders (or at the last known addresses of such Holders if no proof of Claim is filed or if Debtors have been notified of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; or (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address.  Distributions to Holders of Allowed Equity Interests shall be made to the Holder of such Allowed Equity Interest as of the Record Date.  If any Holder’s distribution is returned as undeliverable, no further distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder’s then current address, at which time all missed distributions shall be made to such Holder without interest.  Amounts in respect of undeliverable Distributions made through the Disbursing Agent shall be returned to the Debtors, Reorganized Debtors or Reorganized Herbst Gaming, as applicable, until such Distributions are claimed.  All claims for undeliverable Distributions shall be made on or before the second anniversary of the Effective Date.  After such date, all unclaimed property shall revert to the Debtors, Reorganized Debtors and Reorganized Herbst Gaming, as applicable, and the Claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.  Nothing contained in this Plan shall require Debtors, the Reorganized

Debtors, Reorganized Herbst Gaming or the Disbursing Agent to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

13.12      Set Offs.  Debtors and the Reorganized Debtors may, but shall not be required to, set off or recoup against any Claim or Equity Interest and the payments or other distributions to be made pursuant to this Plan in respect of such Claim or Equity Interest (before any distribution is made on account of such Claim or Equity Interest), claims of any nature whatsoever that the applicable Debtors or Reorganized Debtors may have against the Holder of such Claim or Equity Interest to the extent such Claims or Equity Interests may be set off or recouped under applicable law, but neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by Debtors or the Reorganized Debtors of any such Claim that it may have against such Holder.

13.13      Notices.  Any notice required or permitted to be provided under this Plan shall be in writing and served by either:  (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

If to the Debtors:	Herbst Gaming, Inc.
Attn: Sean T. Higgins, Esq.
3440 W. Russell Road
Las Vegas, Nv. 89118
Tel: (702)889-7600
Fax: (702)

With a Copy to:	Gordon Silver, Ltd.
Attn: Gerald M. Gordon, Esq.
3960 Howard Hughes Pkwy, 9th Floor
Las Vegas, NV 89109
Tel: (702) 796-5555
Fax: (702) 369-2666

If to the Senior Credit Facility Agent:	Wilmington Trust Company
Attn: James A. Hanley
Rodney Square North
1180 North Market Street
Wilmington, De. 19890
Tel:
Fax:

With a Copy to:	Milbank, Tweed, Hadley & McCloy, LLP
Attn: Thomas R, Kreller, Esq.
601 South Figueroa Street, 30th Floor
Los Angeles, Ca. 90017-5735
Tel: (213) 892-4000
Fax: (213) 629-5063

13.14      Statutory Committee.  Any Statutory Committee appointed in the Chapter 11 Cases shall terminate on the Effective Date and shall thereafter have no further responsibilities in respect of the Chapter 11 Cases, except with respect to preparation of the filing of applications for compensation and reimbursement of expenses.

13.15      Severability.  If any provision of this Plan is determined by the Bankruptcy Court to be invalid, illegal or unenforceable or this Plan is determined to be not confirmable pursuant to Section 1129 of the Bankruptcy Code, the Bankruptcy Court, at the request of Debtors shall have the power to alter and interpret such term to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.16      Withholding and Reporting Requirements.  In connection with this Plan and all instruments and Interests issued in connection therewith and Distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all Distributions hereunder shall be subject to any such withholding and reporting requirements.  The Reorganized Debtors and Reorganized Herbst Gaming shall be authorized to take any and all action that may be necessary to comply with such withholding and recording requirements.  Notwithstanding any other provision of this Plan, each Holder of an Allowed Claim or Allowed Equity Interest that has received a Distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation on account of such distribution.

13.17      Post Confirmation Reporting.  Until the entry of the final decree closing the Chapter 11 Cases, the Reorganized Debtors shall comply with the post-confirmation reporting requirements found in Local Rule 3020 of the Bankruptcy Court.  Additionally, to the extent required, the Reorganized Debtors shall file post-confirmation quarterly operating reports as required by the United States Trustee Guidelines, para.  7.2.

13.18      No Strict Construction.  This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors and the Consenting Lenders.  Each of the foregoing was represented by counsel of its choice who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, exhibits and schedules, and the agreements and documents ancillary or related thereto.  Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” shall not apply to the construction or interpretation of any provision of this Plan, the exhibits and schedules, and the documents ancillary and related thereto.

13.19      Cramdown.  In the event that any impaired Class is determined to have rejected this Plan in accordance with Section 1126 of the Bankruptcy Code, Debtors may invoke the provisions of Section 1129(b) of the Bankruptcy Code to satisfy the requirements for Confirmation of this Plan.  Debtors reserve the right to modify this Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.

13.20      Quarterly Fees to the United States Trustee.  Prior to the Substantial Consummation Date, the Debtors, and after the Substantial Confirmation Date, Reorganized Herbst Gaming shall pay all quarterly fees payable to the Office of the United States Trustee after Consummation, consistent with applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

DATED this        day of June, 2009.

ZANTE INC., a Nevada corporation

By:

Its:

THE SANDS REGENT., a Nevada corporation

By:

Its:

LAST CHANCE, INC., a Nevada corporation

By:

Its:

DAYTON GAMING, INC., a Nevada corporation

By:

Its:

CALIFORNIA PROSPECTORS, LTD.,
a Nevada limited liability company

By:

Its:

HERBST GAMING, INC., a Nevada corporation

By:

Its:

FLAMINGO PARADISE GAMING, LLC.,
a Nevada limited liability company

By:

Its:

E-T-T, INC., a Nevada corporation

By:

Its:

MARKET GAMING, INC., a Nevada corporation

By:

Its:

THE PRIMADONNA COMPANY, LLC., a Nevada limited liability company

By:

Its:

HGI — LAKESIDE, INC., a Nevada corporation

By:

Its:

HGI — ST. JO, INC., a Nevada corporation

By:

Its:

PREPARED AND SUBMITTED BY:

GORDON SILVER LTD.

By:
GERALD M. GORDON, ESQ.
HOMAS H. FELL, ESQ.
3960 Howard Hughes Pkwy., 9th Floor
Las Vegas, Nevada 89109
Attorneys for Joint Debtors

SCHEDULE 1.1.72

TO PLAN OF REORGANIZATION

CERTAIN PRESERVED POTENTIAL CAUSES OF ACTION

All defined terms used herein shall have the meanings set forth in this Plan.  The following is a non-exhaustive list of potential parties against whom the Debtors, and/or the Reorganized Debtors may hold a claim or cause of action.  The Debtors, Reorganized Debtors and Reorganized Herbst Gaming reserve their right to modify this list to amend or add parties or causes of action, but disclaim any obligation to do so.  In addition to the possible causes of action and claims listed below, the Debtors and the Reorganized Debtors have or may have, in the ordinary course of their business, numerous causes of action and Claims or rights against contractors, subcontractors, suppliers and others with whom they deal in the ordinary course of their business (the “Ordinary Course Claims”).  The Debtors, Reorganized Debtors and Reorganized Herbst Gaming reserve their right to enforce, sue on, settle or compromise (or decline to do any of the foregoing) the Ordinary Course Claims, as well as the claims and causes of action listed below and all other claims and causes of action.  The Debtors, Reorganized Debtors and Reorganized Herbst Gaming also have, or may have, and are retaining, various claims or causes of action arising under or pursuant to its insurance policies, and all rights arising under, relating to, or in connection with such policies are expressly reserved and retained.

SCHEDULE 7.1

TO PLAN OF REORGANIZATION

REJECTED EXECUTORY CONTRACTS AND UNEXPIRED LEASES